SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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[	X	]	Definitive Proxy Statement
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[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 9, 2017

Dear Shareholder:

On behalf of the Board and management, we wish to extend an invitation to you to attend our 2017 annual meeting of shareholders to be held on Tuesday, June 13, 2017 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford

President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 13, 2017

The annual meeting of common shareholders of Shoe Carnival, Inc. (the “Company”) will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Tuesday, June 13, 2017, at 9:00 a.m., C.D.T., for the following purposes:

(1)    To elect two directors to serve until the 2020 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company's named executive officers;

(3)    To approve, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to the Company's named executive officers;

(4) To approve the Shoe Carnival, Inc. 2017 Equity Incentive Plan;

(5)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2017; and

(6)    To transact such other business as may properly come before the meeting.

All common shareholders of record at the close of business on April 17, 2017 will be eligible to vote.

It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common Shareholders to be Held on June 13, 2017

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

Roger D. Orth, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors
Nominee and Director Information	4
Information Regarding the Board of Directors and Committees
Board Meetings	7
Board Leadership Structure	7
Board Committees	8
Board and Committee Role in Risk Oversight	10
Code of Business Conduct and Ethics	10
Section 16(a) Beneficial Ownership Reporting Compliance	10
Proposal No. 2 Advisory Vote on the Compensation Paid to Our Executives	10
Proposal No. 3 Advisory Vote on the Frequency of Future Shareholder Advisory Votes on the Compensation Paid to Our Executives	11
Executive and Director Compensation
Compensation Discussion and Analysis	12
Compensation Committee Report	25
Compensation-Related Risk Assessment	25
Summary Compensation Table	26
Grants of Plan-Based Awards	27
Outstanding Equity Awards at Fiscal Year-End	28
Option Exercises and Stock Vested in Fiscal 2016	29
Equity Compensation Plan Information	30
Nonqualified Deferred Compensation	31
Termination and Change in Control Arrangements	32
Compensation of Non-Employee Directors	35
Proposal No. 4 Approval of the Shoe Carnival, Inc. 2017 Equity Incentive Plan	37
Proposal No. 5 Ratification of Our Independent Registered Public Accounting Firm	48
Audit Committee Matters
Principal Accountant Fees and Services	48
Audit Committee Pre-Approval Policy	48
Report of the Audit Committee	48
Transactions with Related Persons
Conflicts of Interest and Related Person Transaction Policies	49
Principal Shareholders	50
Shareholder Proposals for 2018 Annual Meeting	51
Shareholder Communications	51
Incorporation by Reference	51
Annual Reports	52
Appendix A – Shoe Carnival, Inc. 2017 Equity Incentive Plan	A-1

SHOE CARNIVAL, INC.

7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 13, 2017

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we”, “us” or “our”) for proxies to be voted at our annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Tuesday, June 13, 2017, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 9, 2017.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website. Our notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

What proposals will be voted on at the annual meeting?

There are five proposals scheduled to be voted on at the annual meeting:

•	To elect two directors to serve until the 2020 annual meeting of shareholders and until their successors are elected and have qualified;
•	To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive and Director Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement;
•	To approve, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to our Executives;
•	To approve the Shoe Carnival, Inc. 2017 Equity Incentive Plan; and
•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of J. Wayne Weaver and Jeffrey C. Gerstel as directors (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2);
•	For future shareholder advisory votes on the compensation paid to our Executives to be held every ONE YEAR (Proposal 3);
•	FOR the approval of the Shoe Carnival, Inc. 2017 Equity Incentive Plan (Proposal 4); and
•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017 (Proposal 5).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 17, 2017, the record date for the meeting. As of April 17, 2017, there were 17,230,722 shares of our common stock outstanding and entitled to vote at the meeting.  On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors, the proposals relating to executive compensation and the proposal regarding our 2017 Equity Incentive Plan fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1, 2, 3 and 4, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which for this proposal means that the number of shares voted “FOR” that director’s election must exceed the number of shares voted “AGAINST” that director’s election. Shareholders will not be allowed to cumulate their votes in the election of directors. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposals 2 and 5 will be approved if more shares are voted “FOR” each proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of these proposals.

For Proposal 3, the voting standard under Indiana law and our by-laws is that the proposal will be approved if more shares are voted "FOR" than "AGAINST." However, the Board will consider the frequency receiving the most votes as representing our shareholders' preference on how frequently to hold future shareholder advisory votes on the compensation paid to our Executives. Neither abstentions nor broker non-votes will affect the outcome of this proposal. As this is an advisory vote, this proposal will not be binding upon us or our Board of Directors.

Proposal 4 will be approved if the proposal receives the affirmative vote of a majority of the votes cast, which for this proposal means if more shares are voted “FOR” the proposal than the number of shares voted “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote against this proposal, but broker non-votes will not affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the annual meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee, which you must follow in order to have your shares voted. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy card but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of the nominees listed under Proposal 1, “FOR” Proposals 2, 4 and 5 and for every "ONE YEAR" for Proposal 3. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At our 2017 annual meeting, our shareholders will be asked to elect two directors. J. Wayne Weaver and Jeffrey C. Gerstel have been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, for election as directors for a term to expire at the 2020 annual meeting of shareholders and until their successors are elected and qualified. Mr. Weaver has served as a director since 1988. Mr. Gerstel is standing for re-election for the first time since joining our Board on September 15, 2015.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which means that the number of shares voted “for” that director’s election must exceed the number of shares voted “against” that director’s election. This majority vote standard is in effect because this is an uncontested election of directors (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the directors would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, would determine the appropriate responsive action with respect to the tendered resignation. The director who tenders his or her resignation may not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.” The nominees for election as directors at the annual meeting are both currently serving on the Board.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. It is the Nominating and Corporate Governance Committee's general view to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board.

Set forth below are the current nominees for director as well as our continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to recommend the director nominee and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR
J. Wayne Weaver, Chairman of the Board

From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2020
Director since: 1988
Age: 82

Jeffrey C. Gerstel

Mr. Gerstel has served as the Chief Marketing Officer of B&H Foto & Electronics Corp., a specialty retailer offering electronics, since February 2017. Prior to that, he served as President of The Dress Barn, Inc., a leading specialty retailer offering clothing, shoes, and accessories for misses and plus-size women, from December 2011 to August 2016 and as Chief Executive Officer from July 2015 to August 2016. Mr. Gerstel joined The Dress Barn, Inc. in 2006 and held a variety of senior executive positions during his tenure with the company, including Executive Vice President and Chief Operating Officer and Senior Vice President of Operations. Prior to that, he was Executive Vice President, Operations of A.C. Moore, a specialty retailer offering arts, crafts and floral merchandise from 2004 to 2006. From 1990 to 2004, he was President of Rag Shops, Inc., a specialty retailer offering fabrics and crafts, Chief Operating and Financial Officer of Parts Plus, a specialty retailer offering premium auto parts and accessories, and Executive Vice President of Operations of Factory 2-U Stores, Inc., a closeout retailer that offered apparel and closeout merchandise.

Mr. Gerstel’s areas of relevant experience include strategic planning, merchandising, marketing and brand positioning, real estate, store operations, e-commerce, human resources, information systems, finance and acquisitions.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2020
Director since: 2015
Age: 53

DIRECTORS CONTINUING IN OFFICE
Kent A. Kleeberger

Mr. Kleeberger presently is a self-employed consultant. From February 2011 until March 2015, Mr. Kleeberger served as Executive Vice President, Chief Operating Officer of Chico’s FAS Inc., a publicly traded specialty apparel retailer. Prior to that, from November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc. From July 2004 until October 2007, Mr. Kleeberger served as Senior Vice President and Chief Financial Officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer. From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary and also served as a director from February 2000 until March 2004. Mr. Kleeberger also serves as a director of Christopher & Banks Corporation, a publicly traded apparel retailer, since June 2016 and served as a director of Aéropostale, Inc., a publicly traded apparel retailer, from August 2015 until February 2016.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2018
Director since: 2003
Age: 65

Joseph W. Wood

Mr. Wood presently is a self-employed footwear industry consultant. Since July 2010, he has participated in various consulting engagements in the footwear industry.

From January 2008 until July 2010, Mr. Wood served as Division President – Retail of Brown Shoe Company, Inc. (now Caleres, Inc.), a global wholesale and retail footwear company. Prior to that, from January 2002 until December 2007, Mr. Wood served as President of Famous Footwear, a division of Brown Shoe Company, Inc.

Mr. Wood’s areas of relevant experience include strategic planning, competitive positioning, marketing/branding and an in-depth knowledge of the footwear industry.

Term: Director with term expiring at the annual meeting of shareholders in 2018 Director since: 2012
Age: 69

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Baker Daniels LLP) in December 2011. As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations. Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director with term expiring at the annual meeting of shareholders in 2019
Director since: 2012
Age: 72

Andrea R. Guthrie

Ms. Guthrie co-founded Gyde Travel, LLC, a private guide travel service, in February 2015. From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2019
Director since: 2015
Age: 45

Clifton E. Sifford, President and Chief Executive Officer

Mr. Sifford has served as our President and Chief Executive Officer since October 2012 and also served as our Chief Merchandising Officer from October 2012 to March 2016. From June 2001 to October 2012, Mr. Sifford served as our Executive Vice President, General Merchandising Manager and from April 1997 until May 2001, he served as our Senior Vice President, General Merchandising Manager.

Mr. Sifford, as our President and Chief Executive Officer and a long-standing member of our senior management team, brings to the Board an in-depth knowledge of our company and the retail industry. Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director with term expiring at the annual meeting of shareholders in 2019
Director since: 2012
Age: 63

The Board recommends a vote FOR the director nominees listed above.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Board Meetings

During fiscal 2016, the Board held four meetings. During fiscal 2016, each of our directors attended at least 75% of the total Board meetings and the meetings of the respective committees on which they served. Additionally, our directors are expected to attend the annual meeting of shareholders each year. Each of our directors attended our 2016 annual meeting of shareholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating and Corporate Governance Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the President and Chief Executive Officer to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Aschleman, Gerstel, Kleeberger, and Wood and Ms. Guthrie. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3). To facilitate communication between our management and our non-employee directors, Mr. Kleeberger has been designated as the Lead Director and presides at all executive sessions of the non-employee directors. Following an executive session, the Lead Director discusses any issues or requested actions to be taken with the President and Chief Executive Officer. The Lead Director is also responsible for scheduling and preparing agendas for meetings of our non-employee directors and for disseminating information to the rest of the Board in a timely manner.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors–Governance Documents.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See “Board and Committee Role in Risk Oversight.” The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of four non-employee directors: Messrs. Kleeberger (Chair), Aschleman, Gerstel and Wood. The Board and the Audit Committee believe the current member composition satisfies the listing standards of Nasdaq governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the listing standards of Nasdaq and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Kleeberger qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during fiscal 2016, with three of these meetings being conducted via teleconference.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive and Director Compensation – Compensation Discussion and Analysis.”

In addition, during fiscal 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation advisor to assist in the evaluation of our Executive and director compensation, as authorized under its charter. FW Cook reports directly to the Compensation Committee, attends meetings of the Compensation Committee, as requested, communicates with the Chairman of the Compensation Committee between meetings, and advises the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. FW Cook does not provide any other services to the Company. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist. For more information regarding FW Cook’s services, see “Executive and Director Compensation—Compensation Discussion and Analysis—Determination of Compensation Amounts—Fiscal 2017 Compensation” and “Executive and Director Compensation – Compensation of Non-Employee Directors.”

The Compensation Committee consists of our five non-employee directors: Messrs. Aschleman (Chair), Gerstel, Kleeberger and Wood and Ms. Guthrie. Each of the members meets the independence requirements of the Nasdaq listing standards and Rule 10C-1(b)(1) promulgated under the Exchange Act. Each member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). During fiscal 2016, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee. In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held five meetings during fiscal 2016, with one of these meetings being conducted via teleconference.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors. As the nominating body of the Board, the committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating and Corporate Governance Committee is to take into account geographic, occupational, gender, race and age diversity. Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics. The committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating and Corporate Governance Committee considers, along with the other selection criteria described above.

Director candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, management, professional search firms or other persons. The Nominating and Corporate Governance Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating and Corporate Governance Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2018 Annual Meeting.” The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating and Corporate Governance Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

The Nominating and Corporate Governance Committee consists of four non-employee directors: Ms. Guthrie (Chair), and Messrs. Kleeberger, Wood and Aschleman. Each member is “independent,” as such term for nominating committee members is defined in the Nasdaq listing standards. The Nominating and Corporate Governance Committee met four times during fiscal 2016.

Board and Committee Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, various committees assist in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face. This is principally accomplished through Audit Committee reports to the Board and summary briefings provided by management. The Audit Committee members, as well as each other director, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted. For a description of the Compensation Committee’s role in overseeing compensation related risks, see “Executive and Director Compensation – Compensation-Related Risk Assessment” in this proxy statement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Ethics Code is posted on our website at www.shoecarnival.com under Investors–Governance Documents. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2016 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

As we did the last several years, we are asking our shareholders to approve the compensation paid to our Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.

Our compensation philosophy seeks to closely align the interests of Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase operating income and comparable store sales growth.

The Compensation Committee and our Board believe that our fiscal 2016 Executive compensation aligned with our philosophy and corporate performance and was effective in fulfilling the Compensation Committee’s compensation objectives. An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs, how they reflect our philosophy and are linked to Company performance and the impact of our 2016 say-on-pay vote on Executive compensation decisions. We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee. However, our Board and Compensation Committee value the opinion of our shareholders, and to the extent that there is any significant vote against the Executives’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

Proposal No. 3

advisory vote on the Frequency of Future SHAREHOLDER ADVISORY Votes on the compensation paid to our executives

Section 14A of the Exchange Act also provides our shareholders with the opportunity to indicate, on a non-binding advisory basis, how frequently we should hold future advisory say-on-pay votes. Accordingly, the Board is asking our shareholders to express their preference as to the frequency with which we should present future say-on-pay votes to shareholders. Shareholders may select a frequency of every one, two or three years, or they may abstain from voting.

We are required to hold this say-on-pay frequency vote at least once every six calendar years. When we conducted our last say-on-pay frequency vote at our 2011 Annual Meeting of Shareholders, our shareholders expressed a preference to conduct say-on-pay votes on an annual basis. Consistent with that preference, since that time, we have continued to hold our say-on-pay vote annually. The Board has not observed any reason why the previously-expressed shareholder preference should not continue to govern and notes that market practice is for annual say-on-pay votes. The Board believes that an annual say-on-pay vote will allow shareholders to provide the Board and the Compensation Committee with more meaningful and direct input into our Executive compensation philosophy, policies and programs. The Board believes an annual say-on-pay vote will also foster more useful communication with shareholders by providing shareholders with a clear and timely means to express any concerns and questions. We have in the past been, and will in the future continue to be, engaged with our shareholders on a number of topics and in a number of forums. Thus, we view the say-on-pay vote as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on our Executive compensation. Shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency alternatives.

Our shareholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years or by abstaining from voting. The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be considered our shareholders’ preferred frequency for future say-on-pay votes. However, because this vote is advisory and not binding on the Board or us, the Board may decide that it is in the best interests of our shareholders and us to hold future say-on-pay votes more or less frequently than the option preferred by our shareholders.

The Board recommends that our shareholders vote to conduct future shareholder advisory votes on the compensation paid to our Executives every ONE YEAR.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the basis for, and the decisions of our Compensation Committee (the “Committee”) and our Board of Directors with respect to, the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow. Our named executive officers (the “Executives”) for fiscal 2016 were:

Officer Name and Position
Clifton E. Sifford, President and Chief Executive Officer
J. Wayne Weaver, Chairman of the Board
W. Kerry Jackson, Senior Executive Vice President – Chief Operating and Financial Officer and Treasurer
Timothy T. Baker, Executive Vice President – Store Operations
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer

Executive Summary

We seek to closely align the interests of our Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase operating income and comparable store sales growth.

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards. We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy of our compensation programs.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating our performance for the purposes of making compensation decisions ($ amounts in thousands except per share data).

Key Financial Metrics	Fiscal 2016	Fiscal 2015	Fiscal 2014
Net Sales	$1,001,102	$983,968	$940,162
Comparable Store Sales Increase	0.5%	3.0%	1.8%
Gross Profit Percentage	28.9%	29.5%	29.1%
Operating Income	$37,912	$46,633	$41,853
Net Income	$23,517	$28,767	$25,527
Earnings per share, diluted	$1.28	$1.45	$1.27

•	Net sales increased $17.1 million to $1.001 billion for fiscal 2016, a 1.7% increase, from net sales of $984.0 million for fiscal 2015 primarily as a result of our net new store growth and our 0.5% increase in comparable store sales. Despite a mid-single digit decline in traffic, we experienced increases in our conversion rate, average sales per transaction, average units per transaction and average unit retail.

•	Net earnings for fiscal 2016 were $23.5 million, or $1.28 per diluted share, compared to net earnings of $28.8 million, or $1.45 per diluted share, in fiscal 2015. Our $0.17 decline in fiscal 2016 diluted earnings per share was primarily attributable to non-cash asset impairment charges of $0.12 per diluted share for seven of our stores located in Puerto Rico in fiscal 2016. Our gross profit margin in fiscal 2016 decreased to 28.9% from 29.5% in the prior fiscal year. Our merchandise margin decreased 0.6% while buying, distribution and occupancy costs, as a percentage of sales, remained flat compared to the prior year. Our merchandise margin decreased primarily due to an increase in expenses related to our multi-channel sales initiatives.

•	Inventory at the end of fiscal 2016 was down $13.2 million, or 6.8 percent on a per-store basis, compared to the end of the prior fiscal year. Aggressive liquidation of merchandise in the fourth quarter was necessary to achieve the per-store inventory reduction.

•	We opened 19 new stores, closed nine stores and relocated three stores, ending the year with 415 stores.

•	We continued our cash dividend payments to shareholders during fiscal 2016, paying four quarterly cash dividends. The first quarter dividend amount was $0.065 per share, while the dividends paid for each of the remaining three quarters were increased to $0.07 per share, or an aggregate of $5.0 million. During fiscal 2016, we returned additional capital to our shareholders through the repurchase of approximately 1.7 million shares of our common stock at an average price of $25.10, or an aggregate of $42.6 million. In total during fiscal 2016, we returned $47.6 million to our shareholders.

•	Our Shoe Perks membership increased by 4.5 million, with members accounting for approximately 66% of net sales in fiscal 2016.

•	In fiscal 2016, we launched a new online service, which gives our customers the option to buy online, pick up in store or buy online, ship to store, which provides the convenience of local pickup for our customers with the added benefit of driving traffic back to our stores.

Our fiscal 2016 financial results, along with our financial results from fiscal 2015 and fiscal 2014, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2016.

We believe our fiscal 2016 Executive compensation aligned well with the objectives of our pay-for-performance compensation philosophy and with our performance. Messrs. Sifford, Jackson, Baker and Scibetta were eligible to earn a bonus payment under our 2016 Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”) based on achieving a defined amount of pre-bonus operating income in fiscal 2016. Our pre-bonus operating income was $37.9 million in fiscal 2016, which was below the established bonus threshold. As a result, no bonuses were paid under our Executive Incentive Compensation Plan for fiscal 2016. The following chart provides a historical perspective on our performance-based annual cash incentive component.

We utilize both performance-based and service-based restricted stock awards as our primary forms of equity based incentive compensation. Since fiscal 2005, the performance-based incentive awards granted to our Executives vest with the attainment of specified annual earnings per diluted share. Earnings per diluted share achieved in fiscal 2016 did not result in the vesting of any shares of restricted stock because our fiscal 2016 earnings per diluted share results were below the performance vesting hurdles for each of our unvested performance-based equity awards.

We encourage you to read the complete Compensation Discussion and Analysis for the detailed discussion and analysis of our Executive compensation program.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, be cost-competitive, treat all employees fairly and maximize the tax deductibility of employee compensation. All programs have the following characteristics:

•	Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•	A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards are utilized to provide incentive to Executives to create shareholder value through the attainment of both short-term and long-term goals.

•	Compensation also takes into consideration the value of the job in the marketplace. To retain a highly-skilled workforce, we strive to remain competitive with the pay of employers who compete with us for talent.

The Committee, along with management, recognizes that the challenges faced by a retail organization require that compensation programs remain flexible to meet the prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the accumulated business expertise of the members of the Committee. This process is subjective because we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

What the Compensation Program is Designed to Reward

The Committee emphasizes the relationship of compensation to performance. In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers sales, operating income, net earnings and earnings per share as compared to both the financial plan for the fiscal year and the prior fiscal year performance. The Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions. In the current retail climate, management emphasizes, and the Committee seeks to reward, financial stability and liquidity while working to increase operating income and comparable store sales growth.

Compensation Program Components, Why Each Component is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance. Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives. In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.

Annual Cash Incentives

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting annual financial goals that will lead to our long-term success. Under our Executive Incentive Compensation Plan, which was approved by our shareholders in 2016, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net sales, net income, net income before nonrecurring items, operating income, return on equity, return on assets, EPS, EBITDA, EBITDA before nonrecurring items, comparable store sales, average sales per square foot or average sales per square foot for new stores. Each of the foregoing business criteria may also be calculated before bonus expense and/or before any store closing costs and impairment charges recognized in the fiscal year.

The Committee annually selects the business criteria that performance targets will be based on, determines the threshold, target and maximum performance goals and sets the percentage of salary each Executive can earn for achievement of the performance goals. The Committee utilizes financial projections prepared by management in setting the performance goals. These projections incorporate various assumptions related to targeted comparable store sales increases, merchandise gross margin, new store openings, store closings and selling, general and administrative expense levels. These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and reflect both the challenges and opportunities facing the Company. The parameters under which the program will be administered are established by the Committee within the first 90 days of each fiscal year. Mr. Weaver, Chairman of our Board of Directors, did not participate in the Executive Incentive Compensation Plan in fiscal 2016 and will not participate in fiscal 2017.

We may also award discretionary cash bonuses to Executives for their work on special projects, for significant accomplishments, for promotions, as new hire sign-on bonuses, when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise determines.

Long-Term Equity Based Incentives

We consider equity compensation to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards that typically vest over time, or upon the attainment of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

We currently utilize both performance-based and service-based restricted stock awards as our primary forms of equity based incentive compensation. The vesting of performance-based awards is tied to the attainment of defined earnings per diluted share and rewards each Executive for the creation of shareholder value. For awards granted in fiscal 2015 and prior years, up to 100% of the number of shares of restricted stock may be earned if certain performance goals are achieved within a six-year window of time. For the performance-based restricted stock granted for fiscal 2016, up to 100% of the number of shares of restricted stock may vest on March 31, 2019 if certain performance goals are achieved within the three-year performance period. In fiscal 2016, less than 25% of the total long-term equity based incentive awards granted to our Executives were in the form of service-based restricted stock, which we believe aligns the interests of management with those of shareholders and promotes retention.

Equity based awards are issued pursuant to the terms and conditions of the 2000 Stock Option and Incentive Plan, as amended (the “2000 Stock Plan”). If the 2017 Equity Incentive Plan (the “2017 Equity Plan”) is approved by shareholders at this annual meeting, future equity based awards will be issued pursuant to the terms and conditions of the 2017 Equity Plan. Mr. Weaver does not receive long-term equity based incentive awards.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives (other than Mr. Weaver, who does not participate in any of our sponsored benefit plans) include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses, including co-payments and deductibles. The nonqualified deferred compensation plan is offered to our Executives who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning. Further details on the nonqualified deferred compensation plan can be found under “Nonqualified Deferred Compensation – Non-Equity Based Compensation – Narrative Discussion.” In addition to the benefits described above, we currently offer certain other limited perquisites, including an automobile allowance to each Executive other than Mr. Weaver and, for Mr. Sifford, limited personal utilization of the Company-provided aircraft. Details of our perquisites are contained in footnote 4 to the Summary Compensation Table.

Stock Ownership Guidelines

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017, our non-employee directors are required to own shares valued at five times their annual Board cash retainer. Our Chairman of the Board and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary. For the purposes of these guidelines, shares directly owned without any restrictions (excluding shares offered as a new hire inducement), shares owned through our Employee Stock Purchase Plan and shares owned directly by members of the non-employee director’s or executive officer’s immediate family who share the same household or any trust for the benefit of the non-employee director’s or executive officer’s immediate family members count toward the ownership requirements.

Unless otherwise determined by the Committee, until an executive officer or non-employee director has reached his or her ownership requirement described above, he or she must retain 50% of the net-after tax shares received upon the exercise of any stock option, the vesting of any shares of restricted stock or the receipt, vesting or settlement of any other form of equity based compensation award. This retention requirement does not apply to any restricted stock awarded as an inducement to a newly hired executive officer.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination. The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer and non-employee director has met his or her ownership goal annually. The Committee reviewed the current ownership valuation for each of our executive officers and non-employee directors at its March 2017 meeting. Of our Executives and Directors, Messrs. Weaver and Kleeberger have met the ownership requirements, as amended.

We believe the stock ownership guidelines further serve to align the interests of our Executives and Directors with those of our shareholders.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, directors and executive officers are prohibited from (a) buying or selling puts, calls, collars, swaps, options, warrants, forward contracts or other derivative securities or similar financial instruments based on our securities; (b) conducting short sales of our securities; and (c) holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Fiscal 2016 Compensation Decisions

Base Salary

The Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions, or other considerations. The Chief Executive Officer provides recommendations to the Committee for the Executives other than himself and Mr. Weaver. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, the Company's overall performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

The fiscal 2016 base salary for each Executive was approved as follows:

	Compensation Decisions – Base Salary
	Fiscal 2016
Name	Fiscal 2016	Percentage Increase
Clifton E. Sifford	$625,000	8.7%
J. Wayne Weaver	$300,000	0.0%
W. Kerry Jackson	$535,600	3.0%
Timothy T. Baker	$515,000	3.0%
Carl N. Scibetta	$450,000	12.5%

These salary increases were made to keep each of their salaries competitive with executives in comparable positions at the peer group companies, as described in “Determination of Compensation Amounts – Fiscal 2016 Compensation” and, in the case of Mr. Scibetta, to also reflect his promotion to Chief Merchandising Officer, as well as his leadership of our new product initiatives and his achievements related to successfully managing our inventories in a difficult retail environment.

Mr. Weaver’s salary remained at $300,000 for fiscal 2016.

Annual Cash Incentives

A portion of the annual cash compensation our Executives (other than Mr. Weaver) could earn for fiscal 2016 consisted of a performance-based bonus payment pursuant to the Executive Incentive Compensation Plan. The Committee could also award discretionary cash bonuses to the Executives for their work on special projects, for significant accomplishments, for promotions, as a new hire sign-on bonus or as the Committee otherwise determined.

For fiscal 2016, the Committee at their March 2016 meeting selected our operating income before officer bonus expense (“Operating Income”) as the business criteria for all officers included in the plan. This business criteria was first selected by the Committee in 2006 and has been subsequently utilized based on the Committee’s determination that it remains appropriate for evaluating performance.

The Committee established the threshold, target and maximum Operating Income performance levels, as well as the applicable percentage of annual salary that officers could earn for attainment of each performance level. The performance goals for each level attempted to incorporate the known risk factors inherent with the current retail economic climate and reflect the challenges and opportunities facing the Company. The following table sets forth the percentage of salary each Executive could earn based upon the attainment of the various performance levels of Operating Income, which percentages remained the same as those established for fiscal 2015.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	0%	80%	125%
W. Kerry Jackson	0%	60%	100%
Timothy T. Baker	0%	60%	100%
Carl N. Scibetta	0%	60%	100%

The threshold selected for fiscal 2016 was the Operating Income achieved in fiscal 2015, or $47.2 million. In setting the threshold, the Committee considered, among other factors, the record annual sales and diluted earnings per share achieved by the Company in fiscal 2015 and the uncertainty of the U.S. and global economies. If the threshold was met, the Executives would earn an escalating bonus, as a percentage of their base salary, as the fiscal 2016 Operating Income exceeded the threshold amount. Upon the attainment of the target Operating Income for fiscal 2016, or $53.6 million, a 13.6% increase over Operating Income recorded in fiscal 2015, each Executive would earn their target bonus. With the attainment of 120% of the target Operating Income, or $64.3 million, a

36.2% increase over fiscal 2015 Operating Income, each Executive would earn their maximum allowable bonus under the Executive Incentive Compensation Plan.

In fiscal 2016, our pre-bonus Operating Income was $37.9 million, which did not exceed the established bonus threshold. As a result, no bonuses were paid under our Executive Incentive Compensation Plan for fiscal 2016.

Long-Term Equity Based Incentives

Incentive awards are granted pursuant to the 2000 Stock Plan at the discretion of the Committee. The Committee relies in large part on the recommendation of our Chairman and our Chief Executive Officer in determining the value of incentive awards to be granted to Executives. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Committee’s regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

Based on the recommendation of our Chairman and our Chief Executive Officer (for Executives other than himself), the Committee, at its March 2016 meeting, granted an aggregate of 82,768 shares of performance-based restricted stock and 22,801 shares of service-based restricted stock to the Executives (other than Mr. Weaver) as follows:

Name	Performance-Based Shares Awarded	Service-Based Shares Awarded
Clifton E. Sifford	30,281	8,726
W. Kerry Jackson	20,187	4,994
Timothy T. Baker	16,150	4,254
Carl N. Scibetta	16,150	4,827

An additional 104,974, or 69,978 shares of performance-based restricted stock and 34,996 shares of service-based restricted stock, were granted to other members of management.

The performance-based restricted shares will vest on March 31, 2019 if the Company achieves annual earnings per diluted share of $1.65, a 14% increase over the earnings per diluted share achieved by the Company in fiscal 2015, in any of fiscal 2016, 2017 or 2018 and the recipient maintains continuous service with the Company through March 31, 2019. Any dividends declared on these performance-based restricted shares prior to their vesting will be deferred and paid upon vesting. If we do not achieve annual earnings per diluted share of $1.65 in any of the three fiscal years, the restricted stock and any deferred dividends on the restricted stock will be forfeited on March 31, 2019.

Our Chairman and our Chief Executive Officer based their recommendation for the above fiscal 2016 performance-based restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

In addition, despite the challenging retail environment during fiscal 2015, we exceeded our fiscal 2014 financial performance and continued our multi-channel initiatives. As a result of the significant improvement in financial performance and the success of our multi-channel initiatives during fiscal 2015, in March 2016 the Committee approved the grants of service-based restricted stock to the Executives set forth in the table above to reflect each such Executive’s level of performance and job responsibility in fiscal 2015 and for retention purposes. One-half of these restricted stock awards vested at the end of fiscal 2016 and one-half will vest at the end of fiscal 2017, provided the Executive maintains continuous service with us through that date. Our Executives are entitled to receive any regular cash dividends paid on these shares of service-based restricted stock during the restricted period.

Other Benefits

The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2015, except that the Committee increased the amount of hours on the Company provided aircraft that Mr. Sifford could use for personal reasons in fiscal 2016.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on this evaluation. The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders. The Committee currently consists of five directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the listing standards of Nasdaq.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting compensation.

It is the Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity based compensation. The Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value. In setting total compensation, the Committee applies a consistent approach for all Executives, including appropriate business judgment as to how the standard approach is applied to the facts and circumstances associated with each Executive.

The Committee also utilizes a tally sheet to review the total compensation packages provided to the Executives for the current and prior four fiscal years, as applicable. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites. The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives. The stock ownership and accumulated wealth of the Executives did not influence the Committee's decision on equity based compensation awards in fiscal 2016 or fiscal 2017.

Fiscal 2016 Compensation

In addition to the above, in setting fiscal 2016 compensation, the Committee examined the executive compensation practices of two peer groups: a retail peer group and a footwear peer group. The retail peer group consisted of leading apparel retailers with sales greater than $442.0 million and less than $7.0 billion. The footwear peer group consisted of leading footwear retailers. We do not limit our comparisons to only footwear retailers, as our competition for talent falls within a wide range of companies and industries. This peer group information was compiled by our management and provided to the Committee for its use.

The peer groups utilized in connection with setting fiscal 2016 compensation were comprised of the following companies:

Retail Companies With Sales Greater Than $442 Million and Less Than $7 Billion
Ascena Retail Group, Inc.	Stage Stores, Inc.
Chico’s FAS, Inc.	The Buckle, Inc.
Destination Maternity Corporation	The Cato Corporation
Destination XL Group, Inc.	Urban Outfitters, Inc.
Hibbett Sports, Inc.

Footwear Companies
Caleres, Inc.	Nike, Inc.
Columbia Sportswear Company	Skechers U.S.A., Inc.
Crocs, Inc.	Steven Madden, Ltd.
DSW Inc.	The Finish Line, Inc.
Foot Locker, Inc.	Wolverine World Wide, Inc.
Genesco Inc.

Although the Committee reviewed the compensation data of the above peer group companies in setting fiscal 2016 compensation, it did not benchmark the compensation of the Executives utilizing the peer group data. Instead, the Committee only utilized the peer group data to determine whether the types and amount of Executive compensation were reasonable and competitive in view of the peer group data.

Fiscal 2017 Compensation

In April 2016, the Committee engaged FW Cook as its independent compensation advisor for Executive and director compensation matters. FW Cook reports directly to the Committee and does no work for management that is not under the Committee’s purview. The Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

During fiscal 2016 and fiscal 2017, FW Cook advised the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. At the request of the Committee, a representative of FW Cook participated in Committee meetings and communicated with the Committee Chairman between meetings. FW Cook also reviewed our peer groups and made recommendations for changes to ensure the peer companies would be closer in size to us in terms of total annual sales and market cap. FW Cook recommended using a single group of similarly-sized retailers, with an emphasis on footwear retailers. With advice from FW Cook, the Committee selected the companies set forth in the following table as our peer group to be utilized in evaluating fiscal 2017 executive compensation levels and practices.

Fiscal 2017 Peer Companies
Caleres, Inc.	New York & Company, Inc.
Citi Trends, Inc.	Oxford Industries, Inc.
Crocs, Inc.	Sportsman’s Warehouse Holdings, Inc.
Deckers Outdoor Corporation	Steven Madden, Ltd.
DSW Inc.	Tilly’s, Inc.
The Finish Line, Inc.	West Marine, Inc.
Hibbett Sports, Inc.

At the time the companies were selected, annual revenues for the peer companies above ranged from approximately $550 million to $2.65 billion, and market cap values ranged from approximately $100 million to $2.1 billion.

Although the Committee reviewed the compensation data of the above peer group companies in setting fiscal 2017 compensation, it did not benchmark the compensation of the Executives utilizing the peer group data. Instead, the

Committee only utilized the peer group data to determine whether the types and amount of Executive compensation were reasonable and competitive in view of the peer group data.

Impact of Say-on-Pay Vote on Executive Compensation Decisions

In June 2016, we held our sixth shareholder say-on-pay vote. Our shareholders approved the proposal, with approximately 99% of the shareholder votes cast voting in favor of the 2016 say-on-pay vote.

At its meetings since June 2016, the Committee has reviewed our compensation programs and the results of the 2016 say-on-pay vote. The Committee determined that our compensation programs are fundamentally sound, support the needs of our business, are aligned with the trends in the market and, taking into account the results of our 2016 say-on-pay vote, are strongly supported by our shareholders. As a result, the Committee decided to retain our fiscal 2016 executive compensation philosophy, objectives and components for fiscal 2017 compensation purposes. The performance targets for our annual cash incentive component were updated to conform to our fiscal 2017 financial projections. The Committee modified the design of our performance-based restricted stock program to measure a range of earnings per diluted share outcomes instead of a single goal, and to measure earnings per diluted share over two fiscal years instead of just one. Two-thirds of the earned shares, if any, will vest on March 31, 2019 and the remaining one-third will vest on March 31, 2020, subject to the recipient maintaining continuous service with us through such dates. For fiscal 2017, base salaries, target annual cash incentives and target long-term equity based incentives were reviewed and adjusted to ensure appropriate competitive positioning.

When determining how often to hold say-on-pay votes, the Board historically took into account the preference for an annual vote expressed by our shareholders at our 2011 annual meeting. At this annual meeting, shareholders will be asked to vote on their preferred voting frequency for future say-on-pay votes by choosing every year, every two years, every three years or abstaining. See “Proposal No. 3 — Advisory Vote on the Frequency of Future Shareholder Advisory Votes on the Compensation Paid to Our Executives.” The Board will determine the frequency of our future say-on-pay votes after taking into consideration the results of the vote on Proposal No. 3.

Fiscal 2017 Executive Compensation Decisions

On April 18, 2017, the Committee completed its review and approval of the fiscal 2017 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and objectives and set Executive compensation levels for fiscal 2017 based on this evaluation. This process was consistent with that performed in March 2016.

The Committee established the following with respect to Executive compensation for fiscal 2017:

1.	The base salary for each Executive was set as follows:

Name	Base Salary	Percentage Increase
Clifton E. Sifford	$675,000	8.0%
W. Kerry Jackson	$550,000	2.7%
Timothy T. Baker	$530,000	2.9%
Carl N. Scibetta	$500,000	11.1%

These salary increases represented merit-based increases based on the Committee’s assessment of the individual’s performance and, in the case of Messrs. Sifford and Scibetta, were made to keep each of their salaries competitive relative to executives in comparable positions at the peer group companies.

Mr. Weaver’s salary remained at $300,000 for fiscal 2017.

2.	Performance-based bonuses for fiscal 2017 will be awarded pursuant to the Executive Incentive Compensation Plan. The Committee selected our operating income, calculated in accordance with U.S. generally accepted accounting principles (“GAAP Operating Income”) as the business criteria for all officers included in the Executive Incentive Compensation Plan, as the Committee determined that operating income remains appropriate for evaluating performance. The Committee established the threshold, target and maximum performance levels. Payout for performance between threshold and target, and between target and maximum GAAP Operating Income will be interpolated. These goals attempt to incorporate the known risk factors inherent with the current economic retail climate and reflect the challenges and opportunities facing the Company. The Committee, at its March 2018 meeting, will review the Company's financial results against these goals.

In setting the payout percentages for fiscal 2017, the Committee, with the assistance of FW Cook, reviewed the bonus information for executives in comparable positions at the peer group companies. As a result of that review, the Committee approved several changes to the payout percentages under the Executive Incentive Compensation Plan. In prior years, performance at the threshold level resulted in no payout under the Executive Incentive Compensation Plan. For fiscal 2017, performance at the threshold level would result in a payout of 15% of the Executive’s target bonus amount. Performance below the threshold level would continue to result in no payout. In addition, for fiscal 2017, the percentage of salary Mr. Sifford could earn based upon the attainment of the target and maximum levels of GAAP Operating Income was increased from 80% at the target level of performance to 100% and from 125% at the maximum level of performance to 200%. For the other Executives, the percentage of salary each could earn based upon the attainment of the target level of GAAP Operating Income remained at 60%, but the amount each could earn based upon the attainment of the maximum level of GAAP Operating Income was increased from 100% to 120%.

The following table sets forth the percentage of salary each Executive (other than Mr. Weaver) could earn based upon the attainment of the various levels of GAAP Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	15%	100%	200%
W. Kerry Jackson	9%	60%	120%
Timothy T. Baker	9%	60%	120%
Carl N. Scibetta	9%	60%	120%

3.	For fiscal 2017 annual equity grants, the Committee decided to grant a combination of performance-based and service-based restricted stock to our Executives. The Committee wanted to ensure that the majority of the grants would be subject to performance-vesting conditions; therefore, they established the mix of 75% performance-based and 25% service-based awards. In April 2017, the Committee granted the following shares of performance-based and service-based restricted stock to the following Executives:

Name	Target Performance-Based Restricted Shares	Service-Based Restricted Shares
Clifton E. Sifford	24,068	8,022
W. Kerry Jackson	15,193	5,064
Timothy T. Baker	12,184	4,061
Carl N. Scibetta	12,184	4,061

The Committee modified the design of the performance-based restricted stock awards in two ways. First, the Committee decided to measure earnings per diluted share over a two-fiscal year period instead of just one fiscal year. Accordingly, the 2017 performance-based restricted shares may be earned based on cumulative earnings per diluted share for fiscal 2017 and fiscal 2018. Second, the Committee established a range of goals at threshold, target, and maximum levels for which 50% to 150% of the target number of shares may be earned, rather than the “all or nothing” approach used in prior years. Payout for performance between threshold and target, and between target and maximum cumulative earnings per diluted share will be interpolated. Performance below the threshold level will result in forfeiture of all of the shares of performance-based restricted stock. Two-thirds of any earned shares will vest on March 31, 2019 and the remaining one-third will vest on March 31, 2020, provided that each recipient maintains continuous service with us through such dates.

The service-based restricted stock granted to our Executives vests in three equal annual installments on the first three anniversaries of the grant date, provided that each recipient maintains continuous service with us through such dates.

In recommending equity awards to all participants, including non-Executives, our Chairman and our Chief Executive Officer based their recommendations for fiscal 2017 on a total of approximately 1% of our then outstanding shares (at the target level of performance for the performance-based restricted stock awards), with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity based compensation have been awarded to the Executives for fiscal 2017 performance.

4.	The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2016.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives (other than Mr. Weaver), which specifies various payments to be made to the Executive in the event their employment is terminated, including upon a qualifying termination following a change in control. The type and amount of payments vary by Executive and the nature of the termination. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Each of Messrs. Sifford, Jackson and Baker entered into an Amended and Restated Employment and Noncompetition Agreement with us dated December 11, 2008. Mr. Scibetta entered into an Employment and Noncompetition Agreement, similar in form and content to those of the other Executives, on December 4, 2012.

Further information on termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements.”

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any fiscal year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation.” Our Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to the Executives, including presenting the 2017 Equity Plan for shareholder approval at this annual meeting in accordance with Section 162(m). However, our Committee has exercised, and may in the future exercise, its discretion to provide base salaries, service-based restricted stock or other compensation that may not be fully tax deductible to us.

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture.  We have made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from

Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. Our Committee has not adopted at this time any additional forfeiture provisions for incentive compensation relating to accounting restatements.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and in our proxy statement for the 2017 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

James A. Aschleman (Chair)

Jeffrey C. Gerstel

Andrea R. Guthrie

Kent A. Kleeberger

Joseph W. Wood

Compensation-Related Risk Assessment

In March 2017, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it specifically noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.
•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•	While the performance criteria used under our Executive Incentive Compensation Plan and historically used under our predecessor executive incentive compensation plan has been operating income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this annual measurement period.
•	Our Executive Incentive Compensation Plan has payouts at multiple levels of performance. Assuming achievement of at least a minimum level of performance, payouts under the plan results in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach. The maximum bonus percentage payable under the Executive Incentive Compensation Plan is also currently capped at percentages ranging from 120% to 200% of the Executives’ annualized base salary to protect against disproportionately large shorter-term incentives.
•	The Compensation Committee has the discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•	We currently do not grant stock options to our Executives.
•	The performance-based restricted stock awards granted to our Executives vest based on our attainment of certain earnings per diluted share targets, aligning the interests of our Executives with those of our shareholders. Our performance-based restricted stock awards granted in fiscal 2017 and certain performance-based restricted stock awards granted in prior fiscal years are earned at multiple levels of performance, rather than an “all-or-nothing” approach.
•	Stock ownership guidelines applicable to all non-employee directors and all executive officers further align the interests of our Executives with those of our shareholders.

•	Pursuant to our Corporate Governance Guidelines, directors and executive officers are prohibited from (a) buying or selling puts, calls, collars, swaps, options, warrants, forward contracts or other derivative securities or similar financial instruments based on our securities; (b) conducting short sales of our securities; and (c) holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Some of our non-executive employees are eligible to receive bonus and equity awards.  With respect to the non-executive employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking. For those non-executive employees who are eligible to receive service-based equity awards, the equity awards typically vest either ratably over a three-year period or in full after two years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

 Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for fiscal 2016, fiscal 2015 and, where applicable, fiscal 2014.

Name and Principal Position	Fiscal Year (1)	Salary	Bonus		Stock Awards (2)		Option Awards		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
Clifton E. Sifford, President and Chief Executive Officer	2016 2015 2014	$625,000 575,000 575,000	$	- - -		$972,835 748,858 782,400	$	- - -	$	- 86,785 -		$138,891 142,223 168,749	$1,736,726 1,552,866 1,526,149
J. Wayne Weaver, Chairman of the Board	2016 2015	$300,000 300,000	$	- -	$	- -	$	- -	$	- -	$	- -	$300,000 300,000
W. Kerry Jackson, Senior Executive Vice President - Chief Operating and Financial Officer and Treasurer	2016 2015 2014	$535,600 520,000 520,000	$	- - -		$628,014 499,247 521,600	$	- - -	$	- 52,323 -		$65,912 60,247 56,986	$1,229,5261 131,817 1,098,586
Timothy T. Baker, Executive Vice President - Store Operations	2016 2015 2014	$515,000 500,000 500,000	$	- - -		$508,876 399,392 430,320	$	- - -	$	- 50,310 -		$61,640 59,417 60,567	$1,085,516 1,009,119 990,887
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer	2016 2015 2014	$450,000 399,423 383,654	$	- - -		$523,166 399,392 430,320	$	- - -	$	- 40,248 -		$48,357 40,486 42,038	$1,021,523 879,549 856,012

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2016, 2015 and 2014 were each 52-week years.

(2)

Amounts reflect the aggregate grant date fair value of performance-based and service-based restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of each performance-based award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 28, 2017.

(3)

Operating Income achieved for fiscal 2016 was $37.9 million, which did not exceed the established bonus threshold. As a result, no Executive earned a bonus for fiscal 2016.

Operating Income achieved for fiscal 2015 was $47.2 million, or 7.0% above threshold. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Mr. Sifford to receive a bonus of 15.1% of his base salary and Messrs. Jackson, Baker and Scibetta to receive a bonus of 10.1% of each of their respective base salaries for fiscal 2015.

Operating Income achieved for fiscal 2014 was $41.9 million, which did not exceed the established bonus threshold. As a result, no Executive earned a bonus for fiscal 2014.

(4)

We provide Executives (other than Mr. Weaver) with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives (other than Mr. Weaver) with other executive benefit programs and perquisites. Perquisites and personal benefits received by the Executives in fiscal 2016 included:

•          Reimbursements under our Executive medical plan, except for Mr. Weaver;

•          An automobile allowance, except for Mr. Weaver; and

•          For Mr. Sifford, limited personal utilization of the Company-provided aircraft, which value is based on incremental cost of utilization.

In fiscal 2016, one Executive received an individual perquisite in excess of $25,000. For Mr. Sifford, the incremental cost for his utilization of the Company-provided aircraft totaled $67,119.

The amounts in this column for fiscal 2016 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan, premiums on the Executive’s life and long-term disability insurance and cash dividends paid to our Executives on the shares of unvested restricted stock that they held on the record date for each such dividend, which cash dividends were subject to applicable federal, state and local income tax withholdings. These amounts are detailed in the following table:

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Clifton E. Sifford	$5,088	$25,451	$882	$594	$1,000	$20,110
J. Wayne Weaver	$-	$-	$-	$-	$-	$-
W. Kerry Jackson	$8,815	$21,884	$-	$594	$1,000	$17,516
Timothy T. Baker	$5,088	$21,017	$882	$594	$1,000	$14,205
Carl N. Scibetta	$9,051	$20,017	$-	$594	$1,000	$1,327

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Clifton E. Sifford	03/15/16					30,281	-		$755,208
	03/15/16							8,726	$217,627
	03/15/16	$-	$500,000	$781,250
J. Wayne Weaver	-	$-	$-	$-	-	-	-	-	$-
W. Kerry Jackson	03/15/16				-	20,187	-	-	$503,464
	03/15/16							4,994	$124,550
	03/15/16	$-	$321,360	$535,600
Timothy T. Baker	03/15/16				-	16,150	-	-	$402,781
	03/15/16							4,254	$106,095
	03/15/16	$-	$309,000	$515,000
Carl N. Scibetta	03/15/16				-	16,150	-	-	$402,781
	03/15/16							4,827	$120,385
	03/15/16	$-	$270,000	$450,000

(1)	Represents the amount each Executive could have earned based upon the attainment of various target levels of Operating Income under the Executive Incentive Compensation Plan. The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in the section “Compensation Discussion and Analysis - Fiscal 2016 Compensation Decisions - Annual Cash Incentives.” For fiscal 2016, no Executive earned a bonus under the Executive Incentive Compensation Plan, as the Company did not achieve Operating Income in excess of the defined threshold.

(2)

Represents shares of performance-based restricted stock granted to the Executives on March 15, 2016 under the 2000 Stock Plan. The material terms of these restricted stock grants are described in the section “Compensation Discussion and Analysis - Fiscal 2016 Compensation Decisions - Long-Term Equity Based Incentives.”

(3)

Represents shares of service-based restricted stock granted to the Executives on March 15, 2016 under the 2000 Stock Plan. The material terms of these restricted stock grants are described in the section “Compensation Discussion and Analysis - Fiscal 2016 Compensation Decisions - Long-Term Equity Based Incentives.”

(4)	The grant date fair value assigned to these shares was calculated using the closing market price of our common stock on the grant date, which was $24.94.

 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the most recent fiscal year ended January 28, 2017.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Clifton E. Sifford
	03/15/11			22,500	$569,025
	03/19/12			8,500	$214,965
	10/27/12	33,400	$844,686
	03/27/13			30,000	$758,700
	03/27/14			30,000	$758,700
	03/16/15			30,868	$780,652
	03/15/16	4,363	$110,340
	03/15/16			30,281	$765,806
J. Wayne Weaver		-	$-	-	$-
W. Kerry Jackson
	03/15/11			21,000	$531,090
	03/19/12			8,500	$214,965
	10/27/12	29,200	$738,468
	03/27/13			20,000	$505,800
	03/17/14			20,000	$505,800
	03/16/15			20,579	$520,443
	03/15/16	2,497	$63,149
	03/15/16			20,187	$510,529
Timothy T. Baker
	03/15/11			18,000	$455,220
	03/19/12			8,500	$214,965
	10/27/12	20,900	$528,561
	03/27/13			15,000	$379,350
	03/17/14			16,500	$417,285
	03/16/15			16,463	$416,349
	03/15/16	2,127	$53,792
	03/15/16			16,150	$408,434
Carl N. Scibetta
	03/27/13			15,000	$379,350
	03/17/14			16,500	$417,285
	03/16/15			16,463	$416,349
	03/15/16	2,414	$61,050
	03/15/16			16,150	$408,434

(1)	On October 17, 2012, the Compensation Committee granted Messrs. Sifford, Jackson and Baker shares of service-based restricted stock, effective October 27, 2012. These shares will vest in full on October 27, 2017, provided the Executive maintains continuous service with us through such date. On March 15, 2016, the Compensation Committee granted Messrs. Sifford, Jackson, Baker and Scibetta shares of service-based restricted stock. One-half of these shares vested on January 28, 2017 and the remaining shares will vest on February 3, 2018, provided the Executive maintains continuous service with us through such date.
(2)	The value of the shares that have not vested was computed utilizing $25.29, the closing price of our common stock on Friday, January 27, 2017.

(3)

•    On March 15, 2011, 202,500 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 99,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award were forfeited and returned to us on April 1, 2017.

•    On March 19, 2012, 240,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 122,250 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2012 resulted in the vesting of two-thirds of the shares on March 31, 2013. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 27, 2013, 205,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 87,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 17, 2014, 191,300 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 157,704 were performance-based and 33,596 were service-based. The Executives were awarded 90,500 shares of the performance-based restricted stock and the balance of the restricted stock was awarded to other key employees. One-third of the performance-based restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any performance-based restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 16, 2015, 191,389 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 158,461 were performance-based and 32,928 were service-based. The Executives were awarded 92,605 shares of the performance-based restricted stock and the balance of the restricted stock was awarded to other key employees. One-third of the performance-based restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any performance-based restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 15, 2016, 187,742 shares of restricted stock were awarded under the 2000 Stock Plan in addition to those described in footnote 1 above, and of these 187,742 restricted shares, 152,746 were performance-based and 34,996 were service-based. The Executives were awarded 82,768 shares of the performance-based restricted stock and the balance of the restricted stock was awarded to other key employees. The performance-based restricted shares vest on March 31, 2019 if the Company achieves annual earnings per diluted share of $1.65 in any of fiscal 2016, fiscal 2017 or fiscal 2018 and the Executive maintains continuous service with us through March 31, 2019. All shares of this award have yet to vest. Any performance-based restricted shares that are not earned in fiscal 2016, fiscal 2017 or fiscal 2018 will be forfeited and returned to us.

Option Exercises and Stock Vested in Fiscal 2016

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended January 28, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Clifton E. Sifford	-	$-	4,363	$110,340
J. Wayne Weaver	-	$-	-	$-
W. Kerry Jackson	-	$-	2,497	$63,149
Timothy T. Baker	-	$-	2,127	$53,792
Carl N. Scibetta	-	$-	2,413	$61,025

(1)	Amount was calculated by multiplying the number of shares vesting by the closing price of our common stock on the last trading day preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2000 Stock Plan and the Employee Stock Purchase Plan. All information is as of January 28, 2017.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	7,000	$7.63	473,605	(2)
Equity compensation plans not approved by security holders (3)	-	$-	-
Total	7,000	$7.63	473,605

(1)	Includes the 2000 Stock Plan and the Employee Stock Purchase Plan.

(2)	Includes 379,552 shares available for future issuance as stock options or restricted stock under the 2000 Stock Plan and 94,053 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

Our Board and shareholders approved the 2000 Stock Plan, effective June 8, 2000. Subsequent to its initial approval, the following amendments have been made:

•	The 2000 Stock Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, and on June 11, 2004, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock).

•	On June 14, 2005, the 2000 Stock Plan was amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants.

•	On June 12, 2008, the 2000 Stock Plan was further amended to increase the number of shares of our common stock reserved for issuance from 1,500,000 to 2,000,000 and to extend the term of the plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders.

•	On October 8, 2008, the Board adopted and approved an amendment to the 2000 Stock Plan to modify the change in control provisions and to provide that upon a change in control, any shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, will become fully vested in the participants.

•	On December 9, 2010, the 2000 Stock Plan was further amended by the Board to modify the definition of a change in control.

•	Pursuant to the provisions of the 2000 Stock Plan, in connection with, and to give effect to, the three-for-two stock split of the shares of our common stock, which was effected in the form of a stock dividend during April 2012, the Compensation Committee adjusted (1) the total number of shares of our common stock reserved and available for issuance under the 2000 Stock Plan from 2,000,000 to 3,000,000 and (2) the total number of shares which may be granted to a participant in any calendar year under all forms of awards under the 2000 Stock Plan from 300,000 to 450,000.

•	On June 14, 2012, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance from 3,000,000 to 3,900,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). The 2000 Stock Plan was also amended to modify the definition of a change in control and revise the provision governing the payment of dividends on shares of restricted stock.

•	On March 17, 2015, the Board adopted and approved an amendment to the 2000 Stock Plan to provide that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligation set forth in the 2000 Stock Plan or otherwise, any unvested restricted stock or unexercised options will automatically be forfeited and cancelled, and we have the sole discretion to claw back any value received by the participant from any restricted stock that vested or any options that were exercised within one year of the time of the violation.

The Compensation Committee administers and grants incentive awards under the 2000 Stock Plan. The 2000 Stock Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as “incentive stock options” or options not qualifying for favorable tax treatment (“nonqualified stock options”).

Nonqualified Deferred Compensation

The following table sets forth, for each Executive, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2016, along with the ending account balance at January 28, 2017.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
Clifton E. Sifford	$125,000	$25,451	$164,892	$-	$1,753,369
J. Wayne Weaver	$-	$-	$-	$-	$-
W. Kerry Jackson	$158,659	$21,884	$13,413	$-	$1,283,166
Timothy T. Baker	$99,996	$21,017	$239,115	$-	$1,786,486
Carl N. Scibetta	$40,034	$20,017	$21,258	$-	$235,382

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for fiscal 2016.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2016.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 9 of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•	Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid. As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•	The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

•	While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.

•	Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•	Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

•	The plan is currently unfunded.

Termination and Change in Control Arrangements

Clifton Sifford, Kerry Jackson, Timothy Baker and Carl Scibetta

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements with Clifton Sifford, Kerry Jackson and Timothy Baker. The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006. On December 4, 2012, we entered into an Employment and Noncompetition Agreement with Carl Scibetta.  Mr. Scibetta’s agreement is similar in form and content, except that it does not include any tax gross-up provisions.  These documents hereinafter are referred to collectively as the “Agreements."

The terms of the Agreements are through January 31, 2018 (such terms, including any extension, are referred to as the “Terms”). The Agreements are subject to early termination as provided in the Agreements. The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term. No such notification was given by any party prior to January 31, 2017.

The Agreements provide for an annual base salary and entitle Messrs. Sifford, Jackson, Baker and Scibetta to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;
•	engaging in illegal conduct or gross misconduct which is injurious to us;
•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;

•	failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, and for Mr. Sifford our Board, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;
•	material breach of any of his obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 28, 2017, the last day of our most recently completed fiscal year.

Clifton Sifford

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$343,750	$-	$-
Cash severance (2)	-	937,500	-	1,937,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	38,400	-	38,400
Restricted stock, accelerated vesting (5) (6) (7)	769,805	110,340	-	4,802,874
Excise tax, including gross up (8)	-	-	-	2,907,950
Total	$769,805	$1,429,990	$-	$9,689,224

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$294,580	$-	$-
Cash severance (2)	-	803,400	-	1,660,360
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	38,400	-	38,400
Restricted stock, accelerated vesting (5) (6) (7)	657,611	63,149	-	3,590,244
Excise tax, including gross up (8)	-	-	-	2,188,044
Total	$657,611	$1,199,529	$-	$7,479,548

Timothy Baker

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$283,250	$-	$-
Cash severance (2)	-	772,500	-	1,596,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	38,400	-	38,400
Restricted stock, accelerated vesting (5) (6) (7)	474,657	53,792	-	2,873,956
Excise tax, including gross up (8)	-	-	-	1,828,071
Total	$474,657	$1,147,942	$-	$6,339,427

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$247,500	$-	$-
Cash severance (2)	-	675,000	-	1,395,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	38,400	-	38,400
Restricted stock, accelerated vesting (5) (6) (7)	28,205	61,050	-	1,682,468
Total	$28,205	$1,021,950	$-	$3,118,368

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary as of January 28, 2017.

(2)	The cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. If within two years following a change in control, the Executive is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the qualifying termination occurs. In this table, the annual base salary is equivalent to the Executive's base salary as of January 28, 2017.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate. Messrs. Sifford, Jackson and Baker also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes each will incur as a result of the lump sum payment. Mr. Scibetta’s Agreement does not include a provision for reimbursement of taxes.

(5)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision that upon death or disability, each Executive would be entitled to a ratable portion of their restricted stock awards based on the portion of the restricted period completed as of the termination date as a percentage of the total vesting period. In this example, the value was calculated by taking the number of unvested shares of service-based restricted stock held by each Executive on January 28, 2017, multiplied by a fraction, the numerator of which is the number of days elapsed between the effective date of the grant and January 28, 2017 and the denominator of which is the number of days in the vesting period. The results were then multiplied by $25.29, the closing price of our common stock on January 27, 2017. No amounts were included for the unvested shares of performance-based restricted stock held by the Executives on January 28, 2017, as our annual earnings per diluted share as of January 28, 2017 were below the performance vesting hurdles for each of our unvested performance-based restricted stock awards.

(6)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, upon a change in control. In this example, the value was calculated by multiplying $25.29, the closing price of our common stock on January 27, 2017, by the number of unvested shares of restricted stock held by each Executive on January 28, 2017.

(7)	The award agreement for the service-based restricted stock granted to each Executive in fiscal 2016 provides for the immediate vesting of any unvested shares of such restricted stock upon a termination of the Executive without cause or by the Executive for good reason, in accordance with such Executive’s Agreement. In this example, the value was calculated by multiplying $25.29, the closing price of our common stock on January 27, 2017, by the number of shares of service-based restricted stock granted to such Executive in fiscal 2016 that were unvested and held by such Executive on January 28, 2017.

(8)

If any payment under the Agreements would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Messrs. Sifford, Jackson and Baker would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, Messrs. Sifford, Jackson and Baker would have qualified to receive additional compensation from us to cover excise taxes at January 28, 2017. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code. Mr. Scibetta’s Agreement does not include a provision for additional compensation to cover such taxes, interest and penalties.

Other factors material to the Agreements and the 2000 Stock Plan are as follows:

•	The benefits granted to each Executive under the Agreements and the 2000 Stock Plan are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute his knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive’s employment under the Agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2000 Stock Plan.
•	Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

J. Wayne Weaver

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Compensation of Non-Employee Directors

Our non-employee directors receive a combination of equity and cash compensation for their services. During fiscal 2016, FW Cook evaluated our non-employee director compensation program, reviewed our total annual non-employee director compensation versus the compensation paid to non-employee directors at the companies in the peer group set forth under “Compensation Discussion and Analysis—Determination of Compensation Amounts—Fiscal 2017 Compensation” and provided information to the Compensation Committee regarding recent trends and developments in non-employee director compensation. Taking into consideration the information provided by, and the recommendations of, FW Cook, the amount of equity and cash compensation our non-employee directors receive was increased effective as of January 1, 2017. After the increase, the average total annual compensation payable to our non-employee directors is at approximately the 25 percentile of the companies in such peer group.

For fiscal 2016, from January 31, 2016 through December 31, 2016, our non-employee directors received:

Annual Cash Retainer	$45,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$7,500
Annual Lead Director Cash Retainer	$3,000

Effective January 1, 2017, our non-employee directors receive the following:

Annual Cash Retainer	$60,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears. No separate fees were paid to our non-employee directors for attendance at Board or Committee meetings. In fiscal 2016, our non-employee directors also received restricted shares valued at $45,000 as of the date of grant under the 2000 Stock Plan. Effective January 1, 2017, our non-employee directors will receive restricted shares valued at $60,000 as of the date of grant under the 2000 Stock Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders. The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board, which is consistent with past practice. No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 28, 2017.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman (4)	$57,944	$45,015	$251	$103,210
Jeffrey C. Gerstel	$45,000	$45,015	$251	$90,266
Andrea R. Guthrie (4)	$45,504	$45,015	$251	$90,770
Kent A. Kleeberger (4)	$62,379	$45,015	$251	$107,645
Joseph W. Wood	$45,000	$45,015	$251	$90,266
Gerald W. Schoor (4)(5)	$11,488	$-	$-	$11,488

(1)	Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors - Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 28, 2017.
(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.
(4)

Mr. Aschleman has served as the Chairman of the Compensation Committee and Mr. Kleeberger has served as Lead Director since March 15, 2016. Mr. Schoor served as the Chairman of the Compensation Committee and as Lead Director prior to such date. Ms. Guthrie has served as the Chair of the Nominating and Corporate Governance Committee since December 6, 2016. Mr. Aschleman served as the Chairman of the Nominating and Corporate Governance Committee prior to such date.

(5)	Mr. Schoor retired from the Board effective March 15, 2016.

The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Plan to allow non-employee directors to participate. Messrs. Aschleman, Gerstel, Kleeberger, Wood and Ms. Guthrie were each awarded 1,792 shares of restricted stock under the 2000 Stock Plan on June 16, 2016, with a grant date fair value of $45,015 based on the closing market price of our common stock on that day. The restrictions on all of these shares lapsed on January 2, 2017. At January 28, 2017, no additional shares of restricted stock and no stock options were held by any of the non-employee directors.

The compensation paid during the fiscal year ended January 28, 2017 to our President, Chief Executive Officer and director, Clifton E. Sifford, and our Chairman of the Board, J. Wayne Weaver, is included in the Summary Compensation Table.

Stock Ownership Guidelines for Directors

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017, our non-employee directors are required to own shares valued at five times their annual Board cash retainer. For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination. The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually. The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2017 meeting. Of our non-employee directors, Mr. Kleeberger has met the ownership requirements, as amended.

We believe the adoption of stock ownership guidelines further serves to align the interests of our non-employee directors with those of our shareholders.

PROPOSAL NO. 4
APPROVAL OF THE SHOE CARNIVAL, INC.
2017 EQUITY INCENTIVE PLAN

Introduction

We are asking our shareholders to approve the Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “2017 Equity Plan”), which was approved by the Board, subject to shareholder approval, on March 22, 2017. Upon approval of the 2017 Equity Plan by our shareholders, no further awards will be made under our 2000 Stock Option and Incentive Plan, as amended (the “2000 Stock Plan”), and the 2017 Equity Plan will be the only active plan under which equity awards may be made to our employees and non-employee directors.

As of April 19, 2017, there were 256,432 shares of our common stock remaining available for future grants under the 2000 Stock Plan. Because of the importance of providing competitive levels of equity based compensation to our employees, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2000 Stock Plan will be insufficient to continue making awards beyond 2018.

As a result, the Board has approved, and is recommending to our shareholders for their approval, the 2017 Equity Plan, which authorizes the issuance of 1,000,000 shares of our common stock. In addition, the number of shares subject to awards (either granted under the 2017 Equity Plan or that are outstanding under the 2000 Stock Plan on the date our shareholders approve the 2017 Equity Plan) that expire, are cancelled or forfeited, or are settled for cash, will become available for future awards under the 2017 Equity Plan. As of April 19, 2017, there were 3,500 stock options with a weighted average exercise price of $7.63 and an expiration date of January 20, 2018, and 1,313,252 shares of restricted stock, outstanding under the 2000 Stock Plan.

Shareholder Approval

Shareholder approval of the 2017 Equity Plan is necessary in order to (i) satisfy the shareholder approval requirements of Nasdaq, (ii) satisfy the requirement that shareholders approve the material terms of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), including the eligibility requirements for participating in the 2017 Equity Plan, the business criteria on which performance goals are based and the maximum awards that may be made to any individual, and (iii) permit the grant of incentive stock options subject to Section 422 of the Internal Revenue Code. If the 2017

Equity Plan is not approved by our shareholders, the 2000 Stock Plan will remain in effect, and we will remain subject to the existing share reserve under the 2000 Stock Plan.

Factors Considered in Setting the Size of the 2017 Equity Plan Share Reserve

In determining the amount of the share reserve for the 2017 Equity Plan, in addition to the advice of our independent compensation consultant, our Compensation Committee considered a number of factors, including the following:

•	Importance of long-term equity incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity incentives is considered to be very important to us.

•	Current and projected dilution. As of April 19, 2017, the 256,432 shares of our common stock not subject to outstanding awards under the 2000 Stock Plan and available for future awards under the 2000 Stock Plan represented approximately 1.5% of the 17,487,842 common shares outstanding on such date. If the 2017 Equity Plan is approved by our shareholders, these 256,432 shares will no longer be available for issuance. The 1,000,000 shares proposed to be available for issuance upon the approval of the 2017 Equity Plan would increase the dilution percentage to approximately 5.7%.

•	Our three-year equity award burn rate. Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding common stock. Our three-year average burn rate for the 2014–2016 period was 1.1%. We have been advised by our independent compensation consultant that our average burn rate is reasonable for a company of our size in our industry. For purposes of determining the burn rate, we count shares underlying restricted stock awards and options as one share each.

•	Estimated duration of shares available for issuance under the 2017 Equity Plan. We expect to continue making equity awards with total values generally consistent with our practice in fiscal 2016. On that basis, we expect that the 1,000,000 shares available for future awards if the 2017 Equity Plan is approved would be sufficient for equity awards for approximately four years.

Expectations regarding future share usage under the 2017 Equity Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2017 Equity Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2017 Equity Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

•	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2017 Equity Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs” or “SAR awards”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•	No discounted option or SAR grants. The 2017 Equity Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards,” as described below).

•	No liberal share recycling provisions. We may not add back to the 2017 Equity Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any form of award, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•	No evergreen provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the 2017 Equity Plan are automatically replenished.

•	No automatic grants. The 2017 Equity Plan does not provide for automatic grants to any participant.

•	Limited definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any Board assessment that a change in control is imminent.

•	Dividends, distributions and dividend equivalents payable only on vested awards. The 2017 Equity Plan provides that any dividends, distributions or dividend equivalents payable with respect to the shares of our common stock that are subject to an award will be subject to the same restrictions and risk of forfeiture as the award and will only be paid if the vesting provisions of an award are met.

Description of the 2017 Equity Plan

The major features of the 2017 Equity Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2017 Equity Plan, which is attached to this proxy statement as Appendix A.

Purpose of the 2017 Equity Plan. The 2017 Equity Plan is intended to advance our interests and the interests of our shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, to provide additional incentives to them and to align their interests with those of our shareholders and thereby promote our long-term business success.

Eligible Participants. All employees, consultants and advisors of the Company or any subsidiary, as well as all of our non-employee directors, are eligible to receive awards under the 2017 Equity Plan. As of April 19, 2017 there were approximately 5,150 employees, five non-employee directors, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2017 Equity Plan. Although not necessarily indicative of future grants under the 2017 Equity Plan, as of the same date, approximately 35 of our 5,150 eligible employees and all of our non-employee directors have been granted awards under the 2000 Stock Plan.

Types of Awards. The 2017 Equity Plan permits us to award stock options, SARs, restricted stock, stock units and other stock-based awards to eligible recipients. Awards other than options and SARs are sometimes referred to as “full value awards.”

Administration. The 2017 Equity Plan will be administered by our Compensation Committee (or such other committee as designated by the Board to administer the 2017 Equity Plan) (the “Committee”). The Committee must consist of two or more non-employee directors, and each member of the Committee must be independent under the Nasdaq rules, a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m).

To the extent consistent with applicable law and stock exchange rules, the Committee may delegate all or any portion of its authority under the 2017 Equity Plan to any one or more of its members, to one or more of our executive officers or directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to such other persons as it deems advisable.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, the terms, conditions, performance criteria, restrictions and other provisions of the awards and the manner in which awards are paid or settled. The Committee may also adopt sub-

plans or special provisions applicable to awards, establish, amend or rescind rules to administer the 2017 Equity Plan, interpret the 2017 Equity Plan and any related award or agreement, reconcile any inconsistency, correct any defect or supply any omission in the 2017 Equity Plan or any award agreement, cancel or suspend an award, accelerate the vesting or extend the exercisability of an award, and otherwise amend the terms of outstanding awards to the extent permitted under the 2017 Equity Plan. The Committee’s interpretation of the 2017 Equity Plan and of any award or agreement and its actions and decisions concerning the 2017 Equity Plan are final and binding on all parties. Unless an amendment to the terms and conditions of an award is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy, the Committee may not amend the terms of an outstanding award without the participant’s consent if the amendment would materially impair the rights of the participant.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2017 Equity Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price, or canceling an underwater option or SAR award in exchange for cash, other property, or a full value award.

Available Shares and Limitations on Awards. A maximum of 1,000,000 shares of our common stock are available for issuance under the 2017 Equity Plan. If the 2017 Equity Plan is approved by our shareholders at this annual meeting, no further awards will be made under the 2000 Stock Plan after the date of the annual meeting.

In determining the number of shares to be counted against the share reserve in connection with any award, the following rules apply: (i) awards for which the number of shares is variable on the grant date will be counted against the reserve using the maximum number of shares that could be received pursuant to such award until such time as it can be determined that only a lesser number of shares could be earned or received; (ii) awards granted in tandem such that the exercise of one award cancels at least an equal number of shares of the other will be counted against the reserve based on the largest number of shares that could be counted against the reserve under either of the awards; and (iii) awards that will be settled solely in cash will not be counted against the share reserve (nor will they reduce the shares authorized for grant to a participant in a calendar year).

The following limitations apply to awards granted under the 2017 Equity Plan:

•	No more than 1,000,000 shares may be issued pursuant to the exercise of incentive stock options.
•	The aggregate number of shares of our common stock subject to options and SARs that may be granted to any one participant other than a non-employee director during a calendar year may not exceed 250,000 shares.
•	The maximum number of shares that may be the subject of full value awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) and that are granted to any participant during any calendar year may not exceed 250,000 shares.
•	The maximum amount payable with respect to full value awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) that are denominated other than in shares and that are granted to any participant during any calendar year may not exceed $2,000,000.
•	The aggregate grant date fair value of all awards granted during any calendar year to any non-employee director, together with the amount of any cash fees or retainers paid to such non-employee director during the calendar year with respect to his or her service as a non-employee director (in each case excluding any supplemental awards granted or cash fees or retainers paid to a non-employee director with respect to his or her service as the Chairman of the Board) may not exceed $400,000.

All of the above share limitations are subject to adjustment for changes in our corporate structure or shares, as described below. The shares of our common stock issued under the 2017 Equity Plan may come from authorized and unissued shares or issued shares reacquired and held as treasury shares.

Any shares of our common stock subject to an award under the 2017 Equity Plan, or to an award granted under the 2000 Stock Plan that is outstanding on the date our shareholders approve the 2017 Equity Plan, that expires, is cancelled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

Awards granted or shares of our common stock issued under the 2017 Equity Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combine (referred to as “substitute awards”) will not reduce the share reserve under the 2017 Equity Plan nor will they reduce the shares authorized for grant to a participant in a calendar year. Additionally, if a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combine has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the unused shares under that pre-existing plan may be used for awards under the 2017 Equity Plan and will not reduce the share reserve under the 2017 Equity Plan, but only if the awards are made to individuals who were not employed by us or any of our subsidiaries, and were not non-employee directors of ours, immediately prior to such acquisition or combination.

Dividends, distributions and dividend equivalents. Any dividends or distributions payable with respect to restricted shares will be subject to the same restrictions and risk of forfeiture as the restricted shares and will only be paid upon the vesting of the restricted shares. In its discretion, the Committee may provide in the award agreement for a stock unit award or an other stock-based award that the participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on our outstanding common stock, on the units or other share equivalents subject to the award, which dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other shares equivalents subject to the award and will only be paid upon the vesting of the award.

Description of Award Types. The types of awards that may be granted under the 2017 Equity Plan are described in more detail below.

Options. Employees of the Company or any subsidiary may be awarded “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, and any eligible participant may be awarded options to purchase our common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of a share of our common stock on the date of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder, 110% of such fair market value), unless the option is granted as a substitute award as described above. “Fair market value” under the 2017 Equity Plan as of any date means the closing sales price of a share of our common stock on Nasdaq on that date (or the immediately preceding trading day if no shares were traded on that date). As of April 19, 2017, the closing sales price of a share of our common stock on Nasdaq was $24.73.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of our common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder, five years from its date of grant).

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of a share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described above. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2017 Equity Plan, as may be determined by the Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until an award vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. Participants are entitled to vote restricted shares prior to the time they vest. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that specified performance goals are satisfied.

Stock Unit Awards. A stock unit represents the right to receive the fair market value of a share of our common stock. The Committee will determine whether a stock unit award will be payable in cash, shares of our common stock, or a combination of both, when the award will vest and whether the vesting of the award will be conditioned on the achievement of specified performance goals. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2017 Equity Plan, as may be determined by the Committee.

Other Stock-Based Awards. The Committee may grant awards of our common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2017 Equity Plan. The Committee has discretion in determining the amount, terms and conditions of such awards.

Transferability of Awards. In general, no right or interest in any award under the 2017 Equity Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. Unless otherwise provided in an individual award agreement or another then-effective agreement between a participant and us, if a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2017 Equity Plan provides as follows:

Options and SARs.

•	Upon termination of service for any reason, all unvested and unexercisable portions of any outstanding options and SAR awards will be immediately forfeited without consideration.

•	Upon termination of service for cause, or voluntarily by the participant for any reason other than death, disability or retirement, all rights under any outstanding options and SAR awards terminate immediately, and the participant must (unless waived by the Committee) repay to us any gain realized by the participant upon any exercise within the 90-day period prior to the termination of service of any options or SARs granted to the participant.

•	Upon termination of service by reason of death, disability or retirement, the currently vested and exercisable portions of options and SAR awards may be exercised at any time during the remaining term of the option or SAR award.

•	Upon termination of service for any reason other than those set forth in the preceding two bullet points, the currently vested and exercisable portions of options and SAR awards may be exercised for a period of 90 days after the date of such termination, but in no event after the expiration date of the option or SAR award.

 Full Value Awards.

•	Upon termination of service by reason of death or disability, all unvested portions of any outstanding full value awards subject to only service-based vesting conditions will immediately vest in full, and for any outstanding full value awards subject to performance-based vesting conditions at the time of such termination, such full value awards will vest at the end of the applicable performance period based on actual performance at the end of the performance period.

•	If a participant’s service is terminated by us without cause, or if one of our executive officers or non-employee directors voluntarily terminates his or her service for good reason, all unvested portions of any outstanding full value awards subject to only service-based vesting conditions will immediately vest in full, and for any outstanding full value awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such full value awards will vest at the end of the applicable performance period based on actual performance at the end of the performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

•	Upon termination of service by reason of retirement, the ratable portion of any outstanding full value awards subject to only service-based vesting conditions will immediately vest, and for any outstanding full value awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such full value awards will vest at the end of the applicable performance period based on actual performance at the end of the performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

•	Upon termination of service for any other reason, all unvested portions of any outstanding full value awards will be immediately forfeited without consideration.

Performance-Based Compensation Under Section 162(m). The Committee may grant full value awards under the 2017 Equity Plan to employees who are or may be “covered employees,” as defined in Section 162(m), that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current Internal Revenue Service interpretations, the “covered employees” of a company for any year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at the end of that year. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Option and SAR awards granted under the 2017 Equity Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The pre-established performance goals set by the Committee must be based on one or more of the following performance measures specified in the 2017 Equity Plan:

•	net earnings or net income;
•	earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense;
•	earnings per share (basic or diluted);
•	net sales;
•	comparable store sales;
•	average sales per square foot;
•	average sales per square foot for new stores;
•	gross profit;
•	operating income;
•	profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit;
•	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

•	margins (including, but not limited to, one or more of gross, operating and net earnings margins);
•	stock price;
•	total shareholder return;
•	cost and expense management;
•	improvement in or attainment of working capital or inventory levels;
•	market share;
•	economic value added models or equivalent metrics;
•	customer satisfaction or customer growth; or
•	employee satisfaction

The Committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon Company-wide, affiliate, subsidiary, division, business or operational unit or individual performance, and may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies, indices or other external measures.

The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance measures it elects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments will be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the SEC, including but not limited to adjustments for events that are unusual in nature or infrequently occurring, such as a change in control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also provide, in an award agreement or otherwise, that the achievement of specified performance goals in connection with a performance-based award may be waived upon the death or disability of the participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the award to fail to qualify as “performance-based compensation” under Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Shareholder approval of the 2017 Equity Plan will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2017 Equity Plan, the performance measures to which awards intended to be “performance-based compensation” under Section 162(m) may be subject, the maximum amount payable under the 2017 Equity Plan to any employee in connection with an award intended to be “performance-based compensation” under Section 162(m), and the qualification of option and SAR awards granted under the 2017 Equity Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control. Unless otherwise provided in an award agreement or another written agreement between a participant and us, the 2017 Equity Plan provides as follows:

•	In the event of a sale or other disposition of all or substantially all of our assets or a merger, consolidation, or share exchange involving us (a “corporate transaction”), the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2017 Equity Plan (with such adjustments as may be required or permitted by the 2017 Equity Plan), and such awards or replacements therefor will remain outstanding and will be governed by their respective terms, subject to the last bullet point below.

•	If awards granted to any participant are not continued, assumed or replaced in connection with a corporate transaction, then: (i) all outstanding stock options and SARs will become fully vested and exercisable for a period of time prior to the effective time of the corporate transaction as is deemed fair and equitable by the Committee and will terminate at the effective time of the corporate transaction; (ii) all outstanding full value awards will vest immediately prior to the effective time of the corporate transaction; and (iii) to the extent vesting of any award is subject to satisfaction of specified performance goals, the portion of the award that will be deemed “fully vested” will be based on performance as of the effective time of the corporate transaction, with the performance goals appropriately adjusted to reflect the portion of the performance period that has elapsed as of the effective time of the corporate transaction.

•	If awards granted to any participant are not continued, assumed or replaced in connection with a corporate transaction, the Committee may provide that some or all of such outstanding awards will be canceled in exchange for payment to the holder of the amount of the consideration that would have been received in the corporate transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award. With respect to an award whose vesting is subject to the satisfaction of specified performance goals, the number of shares subject to such an award for purposes of the above will be the number of shares as to which the award would have been deemed “fully vested” as described in the above bullet point.

•	If awards granted under the 2017 Equity Plan are continued, assumed or replaced in connection with a corporate transaction and if within 24 months after the corporate transaction the participant experiences an involuntary termination of service other than for cause, or if one of our executive officers or non-employee directors voluntarily terminates his or her service for good reason, (i) the participant’s outstanding options and SAR awards will become fully vested and exercisable and will remain exercisable for one year following the termination, and (ii) any unvested full value awards will immediately vest in full (with vesting in full for a performance-based award determined as described in the second bullet point above, except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the participant was employed by, or otherwise provided service to, us).

In the event of a change in control (as defined in the 2017 Equity Plan) that does not involve a corporate transaction, the Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spinoffs, stock dividends, rights offerings or certain recapitalizations, the Committee will equitably adjust (i) the number and kind of shares subject to the 2017 Equity Plan, (ii) outstanding awards as to the number and kind of shares and exercise price per share, and (iii) award limitations prescribed by the 2017 Equity Plan. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers, consolidations or liquidations, the Committee may make similar equitable adjustments in its discretion.

Tax Withholding. The 2017 Equity Plan authorizes us to withhold all applicable taxes from any award or payment under the 2017 Equity Plan and to require a participant or other person receiving shares under the 2017 Equity Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those shares.

Confidentiality and Non-Solicitation. Participants receiving awards under the 2017 Equity Plan must adhere to confidentiality and non-solicitation terms set forth in the 2017 Equity Plan, which supplement, and do not supersede, any confidentiality, non-disclosure, non-competition and/or non-solicitation obligations contained in any other agreements the participant may have entered or will enter into with us or imposed by law under the Trade Secrets Act. If a participant violates these confidentiality and non-solicitation terms or any other confidentiality, non-disclosure, non-competition, non-solicitation or other restrictive covenant obligation under any other agreement the participant may have entered or will enter into with us, then, notwithstanding any other provision of the 2017 Equity Plan, any unexercised options and SARs and any unvested full value awards will automatically be forfeited and cancelled. If any full value awards vested within one year of the time of the violation, then the participant must pay to us, upon demand and at our sole discretion, an amount in cash equal to the fair market value of the award at the time such award vested, less any taxes incurred by the participant as a result of the vesting of such award. In addition, if any options or SARs were exercised within one year of the time of the violation, then the participant must pay to us, upon demand and at our sole discretion, an amount in cash equal to the gain realized by the participant upon the exercise of such award (after taking into account any taxes incurred by the participant in connection with the exercise of such award).

Forfeiture Events. In addition to the forfeiture events described above, awards may also be subject to recoupment or clawback as may be set forth in the applicable award agreement or as may be required by applicable law or any applicable recoupment or “clawback” policy adopted by us, as may be amended from time to time.

Effective Date and Term of the 2017 Equity Plan. The 2017 Equity Plan will become effective on the date it is approved by our shareholders. Unless terminated earlier, the 2017 Equity Plan will terminate on the tenth anniversary of its approval by our shareholders. Awards outstanding under the 2017 Equity Plan at the time it is terminated will continue in accordance with their terms. The Board may suspend or terminate the 2017 Equity Plan at any time.

Amendment of the 2017 Equity Plan. The Board may amend the 2017 Equity Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of Nasdaq. No amendment, termination or suspension of the 2017 Equity Plan may materially impair a participant’s rights under any outstanding award without the consent of the affected participant, unless such action is necessary to comply with applicable law or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to us and to participants subject to U.S. taxation with respect to awards granted under the 2017 Equity Plan, based on current statutes, regulations and interpretations.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the 2017 Equity Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. We will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2017 Equity Plan, the participant will not recognize taxable income upon the grant of the option. Additionally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon the exercise of an incentive stock option are held until the later of the expiration of (i) the two-year period from the date of grant or (ii) the one-year period from the date of transfer of the shares to the participant, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If such holding period described above is not met (except in some limited circumstances, such as death), and therefore there is a “disqualifying disposition” of the shares, gain in an amount up to the shares’ fair market value on the date of exercise less the exercise price paid for the shares is compensation income received in the tax year in which the disqualifying disposition of the shares occur. Any additional gain is, generally, long-term capital gain.

Other Awards. The current federal income tax consequences of other awards authorized under the 2017 Equity Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects, at the time of grant, under Section 83(b) of the Internal Revenue Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Section 162(m) with respect to covered employees.

Section 162(m) of the Internal Revenue Code.  Section 162(m) denies a deduction (though it does not impact a participant’s taxation) to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2017 Equity Plan is intended to meet the requirements of Section 162(m), but full value awards granted under the 2017 Equity Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Internal Revenue Code. The foregoing discussion of tax consequences of awards under the 2017 Equity Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Awards

Because the 2017 Equity Plan will not become effective until it is approved by our shareholders, the Committee has not yet approved any awards under the 2017 Equity Plan. In addition, because all awards under the 2017 Equity Plan are discretionary with the Committee, neither the number nor types of future 2017 Equity Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the 2000 Stock Plan during fiscal 2016 to our Executives is provided under the caption “Grants of Plan-Based Awards Table” in this proxy statement.

The Board recommends a vote “FOR” the approval of the Shoe Carnival, Inc. 2017 Equity Incentive Plan.

PROPOSAL NO. 5

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2017 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee. A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2016 and 2015 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2016	2015
Audit fees (1)	$557,000	$524,400
Audit-related fees (2)	$20,800	$15,100
Tax fees	$0	$0
All other fees	$0	$0

(1)	Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, and fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

Audit Committee Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2016, all non-audit services included above were pre-approved. The aggregate amount of all such non-audit services constituted approximately 3.6% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting.

The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”). This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as filed with the Securities and Exchange Commission.

Audit Committee
Kent A. Kleeberger (Chair)
James A. Aschleman

Jeffrey C. Gerstel

Joseph W. Wood

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During fiscal 2016, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 19, 2017, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentages in the table are based on 17,487,842 shares of our common stock outstanding on April 19, 2017.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	4,999,844	28.6%
Clifton E. Sifford	(2)	268,351	1.5%
W. Kerry Jackson	(3)	154,525	*
Timothy T. Baker	(4)	152,416	*
Carl N. Scibetta	(5)	90,396	*
James A. Aschleman		8,403	*
Jeffrey C. Gerstel		3,109	*
Andrea R. Guthrie		3,109	*
Kent A. Kleeberger		15,957	*
Joseph W. Wood		8,403	*
All current executive officers and directors as a group (10 persons)	(7)	5,704,513	32.6%
Royce & Associates, LP** 745 Fifth Avenue New York, NY 10151	(8)	1,981,919	11.3%
Dimensional Fund Advisors LP** Building One 6300 Bee Cave Road Austin, TX 78746	(9)	1,610,655	9.2%
BlackRock, Inc.** 55 East 52nd Street New York, NY 10055	(10)	1,590,371	9.1%
Wellington Management Group LLP** c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	(11)	888,406	5.1%

*	Less than 1%.
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.
(1)	J. Wayne and Delores B. Weaver are husband and wife. Their address is 7500 East Columbia Street, Evansville, Indiana 47715. Mr. and Mrs. Weaver each individually own 2,499,922 shares.

(2)	Includes 211,536 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.

(3)	Includes 148,817 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.

(4)	Includes 117,977 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(5)	Represents 88,864 shares of restricted stock as to which Mr. Scibetta has voting but not dispositive power.

(7)	Includes 567,194 shares of restricted stock as to which the individuals have voting but not dispositive power.

(8)	Royce & Associates, LP is a registered investment advisor and has sole voting and dispositive power with respect to 1,981,919 shares.

(9)	Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 1,563,375 shares and sole dispositive power with respect to 1,610,655 shares. All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares. These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(10)	BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 1,561,540 shares and sole dispositive power with respect to 1,590,371 shares.
(11)	Wellington Management Group LLP (“Wellington”) is a parent holding company or control person and, together with Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, has shared voting power with respect to 577,957 shares and shared dispositive power with respect to 888,406 shares. All of the indicated shares are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2018 annual meeting of common shareholders pursuant to SEC Rule 14a-8 is January 9, 2018.

In order to be considered at the 2018 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc., Board, c/o Lead Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings. The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2016 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2016 as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto but excluding exhibits, may be obtained without charge upon written request. Requests should be directed to Investor Relations at Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

APPENDIX A

SHOE CARNIVAL, INC.

2017 EQUITY INCENTIVE PLAN

1.       Purpose. The purpose of the Shoe Carnival, Inc. 2017 Equity Incentive Plan is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2.       Definitions. In this Plan, the following definitions will apply.

(a)       “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)       “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)       “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or an Other Stock-Based Award.

(d)       “Board” means the Board of Directors of the Company.

(e)       “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or, in the absence of any such then-effective agreement or definition, means a Participant’s (i) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f)       “Change in Control” means one of the following:

(i) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)       any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)       any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C)       any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 35% or more of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 35% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(ii) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(iii)       A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 65% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through the ultimate Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g)       “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)       “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).

(i)       “Company” means Shoe Carnival, Inc., an Indiana corporation, or any successor thereto.

(j)       “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(k)       “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l)       “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m)       “Employee” means an employee of the Company or an Affiliate.

(n)       “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o)       “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p)       “Fair Market Value” of a Share means the fair market value of a Share determined as follows:

(i)       If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii)       If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)       “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r)       “Good Reason” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, the existence of one or more of the following conditions without the Participant’s written consent, so long as the Participant provided written notice to the Company of the existence of the condition not later than 90 days after the initial existence of the condition and the condition has not been remedied by the Company within 30 days after its receipt of such notice: (i) any material, adverse change in the Participant’s duties, responsibilities, or authority; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than 50 miles.

(s)       “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)       “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(u)       “Non-Employee Director” means a member of the Board who is not an Employee.

(v)       “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(w)       “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x)       “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y)       “Participant” means a person to whom a then-outstanding Award has been granted under the Plan.

(z)       “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(aa)       “Plan” means this Shoe Carnival, Inc. 2017 Equity Incentive Plan, as amended and in effect from time to time.

(bb)       “Prior Plan” means the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan, as amended.

(cc)       “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd)       “Retirement” shall have such definition as set forth in the applicable Award Agreement.

(ee)       “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ff)       “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(gg)       “Share” means a share of Stock.

(hh)       “Stock” means the common stock, $0.01 par value per Share, of the Company.

(ii)       “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(jj)       “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(kk)       “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ll)       “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(mm)       “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.       Administration of the Plan.

(a)       Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

 (b)       Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(i)       determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of Award and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(ii)       cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(iii)       adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan; and

(iv)       granting Substitute Awards under the Plan.

(c)       Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing or electronically by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(d)       Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(e)       Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.       Shares Available Under the Plan.

(a)       Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,000,000. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(i)       Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be earned or received.

(ii)       Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(iii)       Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(iv)       Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)       Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished, with such increase based on the same number of shares by which the applicable share reserve was decreased upon the grant of the applicable award. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)       Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)       No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)       Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant other than a Non-Employee Director shall not exceed 250,000 Shares (subject to adjustment as provided in Section 12(a)).

(f)       Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 250,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $2,000,000.

(g)       Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director, together with the amount of any cash fees or retainers paid to such Non-Employee Director during such calendar year with respect to such individual’s Service as a Non-Employee Director, in each case excluding any supplemental Awards granted or cash fees or retainers paid to a Non-Employee Director with respect to such individual’s Service as the Chairman of the Board, shall not exceed $400,000.

5.       Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.       General Terms of Awards.

(a)       Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)       Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

(c)       Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)       Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)       Termination of Service.

(i)       Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Option and SAR Awards (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(A)       Upon termination of Service for any reason, all unvested and unexercisable portions of any outstanding Option and SAR Awards shall be immediately forfeited without consideration.

(B)       Upon termination of Service for Cause, or voluntarily by the Participant for any reason other than death, Disability or Retirement, all rights under any Option and SAR Awards granted to such Participant shall terminate immediately, and the Participant shall (unless the Committee in its sole discretion waives this requirement) repay to the Company within 10 days the amount of any gain realized by the Participant upon any exercise within the 90-day period prior to the termination of Service of any Options or SARs granted to such Participant.

(C)       Upon termination of Service by reason of death, Disability or Retirement, the currently vested and exercisable portions of Option and SAR Awards may be exercised at any time during the remaining term of such Option or SAR Award, or, in the case of Incentive Stock Options, during such shorter period as the Committee may determine and so provide in the applicable Agreement.

(D)       Upon termination of Service for any reason other than those set forth in subsections (B) and (C) above, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of 90 days after the date of such termination, and in no event after the expiration date of the Option or SAR Award.

(ii)       Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Full Value Awards:

(A)       Upon termination of Service by reason of death or Disability,

(x)        all unvested portions of any outstanding Full Value Awards subject to only service-based vesting conditions shall vest in full immediately upon such termination; and

(y)        for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period.

(B)       If a Participant’s Service is terminated by the Company without Cause, or if a Participant subject to Section 16 of the Exchange Act voluntarily terminates his or her Service for Good Reason,

(x)        all unvested portions of any outstanding Full Value Awards subject to only service-based vesting conditions shall vest in full immediately upon such termination; and

(y)        for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

 (C)       Upon termination of Service by reason of Retirement,

(x)        the Ratable Portion of any outstanding Full Value Awards subject to only service-based vesting conditions shall immediately vest upon such termination; and

(y)        for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

(D)       Upon termination of Service for any reason other than as set forth in subsections (A), (B) and (C) above, all unvested portions of any outstanding Full Value Awards shall be immediately forfeited without consideration.

For purposes of this Section 6(e)(ii), “Ratable Portion” shall be determined with respect to each separate Full Value Award and shall be equal to (x) the number of Shares covered by such Full Value Award multiplied by the portion of the vesting period that expired at the date of the Participant’s termination of Service, measured on the basis of full months, reduced by (y) the number of Shares covered by such Full Value Award that had previously vested as of the date of the Participant’s termination of Service.

(f)       Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)       Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan. Except as provided in Section 16 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(h)       Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit

Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

 7.       Stock Option Awards.

(a)       Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)       Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)       Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)       Incentive Stock Options.

(i)       An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (A) it is so designated in the applicable Agreement and (B) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 1,000,000, subject to adjustment as provided in Section 12(a).

(ii)       No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (A) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (B) such Award will expire no later than five years after its Grant Date.

(iii)       For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(iv)       If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(v)       The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8.       Stock Appreciation Right Awards.

(a)       Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)       Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.       Restricted Stock Awards.

(a)       Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors, including the achievement of specified performance goals, and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)       Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.       Stock Unit Awards.

(a)       Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)       Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

 11.       Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.       Changes in Capitalization, Corporate Transactions, Change in Control.

(a)       Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)       Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(i) Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(iv) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(i), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (A) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (B) the Participant has received a comparable equity based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(ii)       Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (A) all outstanding Options and SARs shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (B) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (C) to the extent vesting of any Award is subject to satisfaction of specified performance goals, the portion of such Award that shall be deemed “fully vested” for purposes of this Section 12(b)(ii) shall be based on performance as of the effective time of the Corporate Transaction, with the performance goals appropriately adjusted to reflect the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 12(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

 (iii)       Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(iii). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (B) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(ii). Payment of any amount under this Section 12(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(iv)       Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(i), and if within 24 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, or in the case of Participants subject to Section 16 of the Exchange Act voluntarily terminates his or her Service for Good Reason, then (A) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of Service, and (B) any Full Value Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a performance-based award determined as provided in Section 12(b)(ii), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).

(c)       Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (A)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(iii) or (B) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)       Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.       Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.       Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.       Effective Date, Duration, Amendment and Termination of the Plan.

(a)       Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date.

(b)       Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)       Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)       Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 18(i).

(e)       No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.       Performance-Based Compensation.

(a)       Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 16 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b)       Compliance with Code Section 162(m). If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including but not limited to adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c)       Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance measures: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) net sales; (v) comparable store sales; (vi) average sales per square foot; (vii) average sales per square foot for new stores; (viii) gross profit; (ix) operating income; (x) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (xi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (xii) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xiii) stock price; (xiv) total shareholder return; (xv) cost and expense management; (xvi) improvement in or attainment of working capital or inventory levels; (xvii) market share; (xviii) economic value added models or equivalent metrics; (xix) customer satisfaction or customer growth; or (xx) employee satisfaction. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, Subsidiary, division, business unit, operational unit or individual performance.

17.       Confidentiality and Non-Solicitation. Participants receiving Awards under the Plan must adhere to the following confidentiality and non-solicitation terms, which covenants supplement, and do not supersede, any and all confidentiality, non-disclosure, non-competition and/or non-solicitation obligations contained in any other agreements a Participant may have entered or will enter into with the Company or imposed by law under the trade secrets act.

(a)       Confidentiality. During the period during which a Participant is a Service Provider of the Company and thereafter, such Participant shall hold in strict confidence and not use or disclose at any time, other than for the benefit of the Company, any of the Company’s trade secrets, confidential and proprietary information and all other information and data of the Company that is not generally publicly known, including, without limitation, the Company’s profile of prospective or current vendors or customers, business methods and structure, details of the Company’s contracts and business matters, personnel information, marketing strategies and plans, business plans, pricing information and strategies, costs information, and financial data, whether or not reduced to writing or other tangible medium of expression, including work product created by the Participant in rendering services to the Company (“Confidential Information”). With respect to any particular trade secret information, the Participant’s confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret, the Participant’s confidentiality/non-disclosure obligations shall continue as long as such information remains confidential, and shall not apply to information that becomes generally known to the public through no fault or action of the Participant.

 (b)       Non-Solicitation. During a Participant’s Service and for one (1) year immediately following termination of the Participant’s Service, the Participant shall not: (i) recruit or employ any person who is then a current Employee of the Company; (ii) assist any competing retail footwear business in the recruitment or hiring of any person who is then a current Employee of the Company; (iii) advise, suggest or recommend to any competing retail footwear business that it solicit or employ any person who is then a current Employee of the Company; or (iv) solicit or induce any of the Company’s independent contractors, subcontractors, vendors, suppliers, customers or consultants to terminate or adversely modify their relationship with the Company.

(c)       Forfeiture and Recovery. If a Participant violates the terms set forth in (a) or (b) above or any other confidentiality, non-disclosure, non-competition, non-solicitation or other restrictive covenant obligation under any other agreement the Participant may have entered or will enter into with the Company, including, but not limited to, any employment, non-competition, non-disclosure, non-solicitation or restrictive covenants agreement, then, notwithstanding any other provision of this Plan, (i) any unvested Full Value Awards will automatically be forfeited and cancelled; (ii) any unexercised Options and SARs will automatically be forfeited and cancelled; (iii) if any Full Value Awards vested within one year of the time of the violation, then the Participant will pay to the Company, upon demand and at the Company’s sole discretion, an amount in cash equal to the Fair Market Value of such Full Value Award at the time such Full Value Award vested, less any taxes incurred by the Participant as a result of the vesting of such Full Value Award; and (iv) if any Options or SARs were exercised within one year of the time of the violation, then the Participant will pay to the Company, upon demand and at the Company’s sole discretion, an amount in cash equal to the gain realized by the Participant upon the exercise of such Options or SARs (after taking into account any taxes incurred by the Participant in connection with the exercise of such Options or SARs). Such forfeiture and/or recovery are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with a Participant’s violation of any of the covenants set forth in (a) and (b) above or any other confidentiality, non-disclosure, non-competition, non-solicitation or other restrictive covenant obligation under any other agreement the Participant may have entered or will enter into with the Company.

18.       Other Provisions.

(a)       Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)       Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)       Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies as they exist from time to time, including without limitation those relating to insider trading, pledging or hedging transactions, minimum holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 18(i).

(d)       Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)       Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)       Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)       Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(i)       If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(ii)       If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (A) the date that is six months after the Participant’s separation from service or (B) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (x) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (y) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (z) have any liability to any Participant for any such tax liabilities.

(h)       Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)       Forfeiture and Compensation Recovery.

(i)       The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(ii)       Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Approved by the Board of Directors as of
March 22, 2017

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board
For The Annual Meeting of Common Shareholders to be held on June 13, 2017

The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Tuesday, June 13, 2017, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1, FOR Proposals 2, 4 and 5 and for every ONE YEAR for Proposal 3.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A.  Proposals – The Board recommends a vote FOR the listed nominees, FOR Proposals 2, 4 and 5 and for every ONE YEAR for Proposal 3.

		For	Against	Abstain
1.	Election of Directors 01 – J. Wayne Weaver 02 – Jeffrey C. Gerstel	[ ] [ ]	[ ] [ ]	[ ] [ ]
		For	Against	Abstain
2.	To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers.	[ ]	[ ]	[ ]

		3 Years	2 Years	1 Year	Abstain
3.	To approve, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to the Company’s named executive officers.	[ ]	[ ]	[ ]	[ ]
		For	Against	Abstain
4.	To approve the Shoe Carnival, Inc. 2017 Equity Incentive Plan.	[ ]	[ ]	[ ]

		For	Against	Abstain
5.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2017.	[ ]	[ ]	[ ]

B.  Non-Voting Items

Change of Address – Please print new address below.

C.  Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.